Press Release

COWEN GROUP ANNOUNCES ACQUISITION OF CONVERGEX

Transaction Significantly Enhances Cowen’s Brokerage and Trading Services Business

Uniting Businesses Establishes Cowen as the Leading Independent Trading Platform in Equities with High Quality Research and Best-In-Class Global Execution Capabilities

New York, NY, April 3, 2017 — Cowen Group, Inc. (NASDAQ:COWN) (“Cowen” or the “Company”) today announced the signing of a definitive agreement under which Cowen will acquire Convergex Group, LLC (“Convergex”) from private equity firm GTCR, Bank of New York Mellon, and other shareholders, for a total consideration, less certain closing adjustments, of $116 million in cash and Cowen common stock.

Upon closing, the transaction will position Cowen as the leading independent trading platform in equities with high quality research and best-in-class global execution capabilities. With combined pro forma brokerage execution revenues of over $400 million in 2016, the transaction solidifies Cowen as a clear leader in U.S. trading volume and expands Cowen’s reach to 108 countries around the globe, including China. Cowen expects the acquisition to be accretive to economic income per share and return on tangible common equity in 2018.

Convergex is a leading agency-focused global brokerage and trading related services provider with a deep client base of 2,500 hedge funds, asset managers, broker-dealers, trusts and exchanges. Business units include equity sales and electronic trading, commission management, prime services and global clearing.

“We are thrilled by today’s announcement and welcome Convergex’s extremely talented team to Cowen,” said Jeffrey M. Solomon, President of Cowen. “Together, our combined best-in-class global execution capabilities, along with Cowen’s high-quality research and corporate finance advisory services, will enable us to continue helping our clients to outperform in challenging markets. The addition of Convergex’s global platform will also establish meaningful scale for Cowen’s equities business by significantly bolstering our capabilities in prime services, commission management, algorithmic and electronic trading, as well as clearing services. We expect that our increased scale will unlock significant economic benefits for our shareholders by providing greater revenue resiliency through market cycles and improved profitability through potential cost synergies.”

Eric W. Noll, President and Chief Executive Officer of Convergex Group said, “This strategic transaction is an exciting opportunity for both our clients and our employees. Convergex has grown significantly as an agency-focused provider of execution services and trading technology partner. The ability to combine with a great research based firm like Cowen, which has complementary businesses with minimal client overlap, creates a tremendous opportunity for our people and our clients. By forging this combination with enhanced experience and expertise, our respective clients will now have access to a wider array of global offerings and innovative solutions.”

The transaction price will be adjusted based on the tangible book value of Convergex at time of closing. The majority of the transaction is to be conducted through cash on Cowen’s balance sheet and excess cash from Convergex at closing, with the remainder consisting of Cowen common stock based on a 30 day trailing VWAP. The final mix is to be determined at closing by Cowen and the transaction is expected to close by the end of the second quarter, 2017, following customary closing conditions and regulatory approvals. The Convergex transaction is not contingent on the closing of the terms of the strategic partnership between Cowen and China Energy Company Limited, announced on March 29, 2017.

The Company will host a conference call to discuss the transaction today at 8:30 am EST. The call can be accessed by dialing (855) 760-0961 domestic or (484) 747-6320 international. The passcode for the call is 2513661. Those who wish to listen to the live conference call and view the accompanying presentation slides should visit the Events and Presentations section of Cowen’s website at www.cowen.com/investor-relations/events-and-presentations.

A replay of the call will be available beginning at 11:15 am EST April 3, 2017, through 11:15 am EST April 10, 2017. To listen to the replay of this call, please dial (855) 859-2056 domestic or (404) 537-3406 international and enter passcode 2513661. The webcast replay and presentation slides will also be available on the Company’s website at www.cowen.com.

Morgan Stanley & Co. LLC served as financial advisor and Willkie Farr & Gallagher LLP served as legal advisor to Cowen.

Freeman & Co. LLC and Kirkland & Ellis LLP served as advisors to Convergex.

About Cowen Group, Inc.

Cowen Group, Inc. is a diversified financial services firm and, together with its consolidated subsidiaries, provides alternative asset management, investment banking, research, sales and trading and prime brokerage services through its two business segments: Ramius and its affiliates make up the Company’s alternative investment segment, while Cowen and Company, a member of FINRA and SIPC, and its affiliates make up the Company’s broker-dealer segment. Ramius provides alternative asset management solutions to a global client base and manages a significant portion of Cowen’s proprietary capital. Cowen and Company and its affiliates offer industry focused investment banking for growth-oriented companies, domain knowledge-driven research, a sales and trading platform for institutional investors and a comprehensive suite of prime brokerage services. Founded in 1918, the firm is headquartered in New York and has offices worldwide. For additional information, visit www.cowen.com.

About Convergex Group, LLC

Convergex is an agency-focused global brokerage and trading related services provider that takes on the industry's toughest challenges, from complicated trades to complex businesses. With clients' interests as the top priority, Convergex delivers comprehensive solutions that span global high-touch and electronic trading, prime brokerage, clearing, commission management and beyond. Headquartered in New York with a presence in several other locations including Atlanta, Boston, Orlando, San Francisco and London, the company serves nearly 3,000 clients accessing over 100 global market centers.

Contacts

Cowen Investor Relations:
Stephen Lasota, Chief Financial Officer, 212-845-7919
Nancy Wu, 646-562-1259

Cowen Media:
Gagnier Communications
Dan Gagnier, 646-569-5897
dg@gagnierfc.com

Convergex :
Lynda Caravello
lcaravello@convergex.com
212-468-7713